As filed with the Securities and Exchange Commission on November 2, 2009
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TOLLGRADE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1537134
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

493 Nixon Road
Cheswick, Pennsylvania	15024
(Address of Principal Executive Offices)	(Zip code)
Tollgrade Communications, Inc. 2006 Long-Term Incentive Compensation Plan
(Full title of the plan)
Joseph A. Ferrara
Chairman, Chief Executive Officer and President
493 Nixon Road
Cheswick, Pennsylvania 15024
(Name and address of agent for service)
(412) 820-1400
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum
securities to be	Amount to be	offering price	aggregate	Amount of
registered	Registered (1)	per share (2)	offering price (2)	registration fee(2)
Common Stock, par value $.20	1,500,000 shares (3)	$5.81	$8,715,000	$486.30

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $.20 (“Common Stock”), that may be offered or issued under the 2006 Long-Term Incentive Plan, as amended and restated, to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and computed in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices per share of the Registrant’s Common Stock as quoted on the NASDAQ Stock Market on October 28, 2009.

(3)	Additional shares that are available for grant under the Tollgrade Communications, Inc. 2006 Long-Term Incentive Compensation Plan, as amended and restated, pursuant to an amendment approved by the registrant’s shareholders at the registrant’s Annual Meeting of Shareholders held on August 5, 2009.

EXPLANATORY NOTE
     This registration statement on Form S-8 (this “Registration Statement”) is being filed solely for the registration of 1,500,000 additional shares for a total of 2,800,000 shares of the Common Stock, $0.20 par value per share (“Common Stock”), of Tollgrade Communications, Inc. (the “Registrant”) that are issuable in connection with awards under the Tollgrade Communications, Inc. 2006 Long-Term Incentive Compensation Plan, as amended and restated (the “Plan”). At the Registrant’s Annual Meeting of Shareholders held on August 5, 2009, the shareholders approved an amendment to the Plan to authorize the issuance of the shares of Common Stock that are being registered hereunder.
     These 1,500,000 shares of Common Stock being registered pursuant to this Registration Statement are in addition to the 1,300,000 shares of Common Stock currently registered on the Registrant’s registration statement on Form S-8 filed on August 17, 2006 (Registration No. 333-136693) (the “Prior Registration Statement”).
     This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates, and is submitted pursuant to General Instruction E to Form S-8, regarding registration of additional securities. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the Prior Registration Statement to the extent not modified by this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, which have previously been filed by the Registrant, as specified, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed on March 13, 2009) (File No. 000-27312);
     (b) Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008 (filed on April 27, 2009) (File No. 000-27312);
     (c) The Registrant’s reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2008; and
     (d) The description of the Registrant’s Common Stock that is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on November 30, 1995 (File No. 000-27312), including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents.
     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
     Pennsylvania Business Corporation Law of 1988. Section 1741 of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) provides that unless otherwise restricted in its bylaws, a business corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.
     Section 1742 of the BCL provides that unless otherwise restricted in its bylaws, a business corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.
     Section 1744 of the BCL provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by a business corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the relevant section. Such determination shall be made:
     (1) By the board of directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or
     (2) If such a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or
     (3) By the shareholders.

     Notwithstanding the above, Section 1743 of the BCL provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 1745 of the BCL provides that expenses (including attorneys’ fees) incurred in defending any action or proceeding may be paid by a corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Unless otherwise provided in the bylaws, advancement of expenses must be approved by the board of directors.
Section 1746 of the BCL provides that the indemnification and advancement of expenses provided by or granted pursuant to the subchapter on indemnification shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Section 1746 also provides that indemnification may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.
     Section 1747 of the BCL provides that, unless otherwise restricted in its bylaws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the director, officer, employee or agent against such liability under the provisions of the subchapter governing indemnification. Section 1747 declares such insurance to be consistent with the public policy of the Commonwealth of Pennsylvania.
     Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the subchapter governing indemnification shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs and personal representatives of such director, officer, employee or agent.
     The Registrant’s Bylaws. Section 7.01 of Article VII of the Bylaws of the Registrant provides that the Registrant shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict products liability. The Bylaws define an “indemnified representative” as “any and all directors and officers of the corporation and any other person designated as an indemnified representative by the board of directors of the corporation (which may, but need not, include any person serving at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise).”
     Section 7.01 further provides that the Registrant will not provide indemnification (1) where such indemnification is expressly prohibited by applicable law; (2) where the conduct of the indemnified representative has been finally determined pursuant to Section 7.06 (providing for arbitration) or otherwise (i) to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S. Section 1713 or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct or (ii) to be based upon or attributable to the receipt by the indemnified representative from the Registrant of a personal benefit to which the indemnified representative is not legally entitled; or (3) to the extent such indemnification has been finally determined in a final adjudication pursuant to Section 7.06 to be otherwise unlawful.
     Contracts/Other Arrangements. As part of the Employment Agreement with its Chief Executive Officer and President, Joseph A. Ferrara, the Registrant has agreed to maintain in effect indemnification rights to the fullest extent permitted by applicable law covering action taken by Mr. Ferrara or omissions occurring prior to the termination of his employment. Also pursuant to Mr. Ferrara’s Employment Agreement, through the sixth anniversary of Mr. Ferrara’s date of termination as an employee, the Registrant has agreed to maintain, if available in the directors’ and officers’ liability insurance market, directors’ and officers’ liability insurance covering actions taken by Mr. Ferrara or omissions occurring prior to the termination of his employment on terms not less favorable than current coverage.
     The Registrant also maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, which they may incur in connection with their serving in such capacity.
Item 8. Exhibits.

4.1	Amended and Restated Articles of Incorporation of the Registrant, as amended through May 6, 1998 (conformed copy), incorporated herein by reference filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 000-27312), filed with the Commission on March 24, 1999 (the “1998 Form 10-K”)

4.2	Amendment to Articles incorporated herein by reference, filed on the Registrant’s Current Report on Form 8-K filed with the SEC on May 21, 2007

4.3	Amended and Restated Bylaws of the Registrant incorporated herein by reference, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 21, 2007

5*	Opinion of Cohen & Grigsby, P.C. regarding the legality of the shares of Common Stock being registered

23.1*	Consent of Cohen & Grigsby, P.C. (contained in the opinion filed as Exhibit 5 hereto)

23.2*	Consent of Pricewaterhouse Coopers LLP

24*	Powers of Attorney (contained in the signature pages to this Registration Statement)

99*	Tollgrade Communications, Inc. 2006 Long Term Incentive Compensation Plan, as amended and restated

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Cheswick, Commonwealth of Pennsylvania, on October 29, 2009.

TOLLGRADE COMMUNICATIONS, INC.
By:	/s/ Joseph A. Ferrara
Joseph A. Ferrara
Chairman, Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Joseph A. Ferrara his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent of any of them, or any substitute or substitutes, lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Joseph A. Ferrara Joseph A. Ferrara	Chairman, Chief Executive Officer and President (Principal Executive Officer)	10/29/09

/s/ Michael D. Bornak Michael D. Bornak	Interim Chief Financial Officer (Principal Financial Officer)	10/29/09

/s/ R. Joseph Fink R. Joseph Fink	Controller (Principal Accounting Officer)	10/29/09

/s/ Scott C. Chandler Scott C. Chandler	Director	10/29/09

/s/ Richard H. Heibel, M.D. Richard H. Heibel, M.D.	Director	10/28/09

/s/ Charles E. Hoffman Charles E. Hoffman	Director	10/29/09

/s/ Robert W. Kampmeinert Robert W. Kampmeinert	Director	10/28/09

/s/ Edward H. Kennedy Edward H. Kennedy	Director	10/29/09

/s/ Edward B. Meyercord, III Edward B. Meyercord, III	Director	10/28/09

/s/ Jeffrey M. Solomon Jeffrey M. Solomon	Director	10/29/09